                                  SCHEDULE 14A

                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                  HASBRO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                         PAWTUCKET, RHODE ISLAND 02862

                                                     MAILING DATE: APRIL 3, 1998

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 13, 1998

     Notice is hereby given that the Annual Meeting of Shareholders of Hasbro, Inc. (the "Company") will be held at 10:00 A.M. on May 13, 1998 at the 200 Fifth Avenue Club, 200 Fifth Avenue, New York, New York, for the following purposes:

          1. To elect four directors of the Company to terms expiring in 2001 and one director of the Company to a term expiring in 1999; and.

          2. To transact such other business as may properly come before the meeting.

     The Board of Directors recommends that Shareholders vote FOR the election of the five persons nominated in the accompanying Proxy Statement. Shareholders are urged to attend the meeting in person. If you are not able to do so and wish that your stock be voted, you are requested to complete, sign, date and return the accompanying Proxy in the enclosed envelope. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors

                                          PHILLIP H. WALDOKS
                                          Secretary

Dated: April 3, 1998

                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                         PAWTUCKET, RHODE ISLAND 02862

                                                     Mailing Date: April 3, 1998
                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Hasbro, Inc. (the "Company") of Proxies to be used at the Annual Meeting of Shareholders of the Company, to be held at 10:00 A.M. on May 13, 1998, at the 200 Fifth Avenue Club, 200 Fifth Avenue, New York, New York, and at any adjournments thereof. If Proxies in the accompanying form are properly completed and returned, the shares of the Company's common stock, par value $.50 per share (the "Common Stock"), represented thereby will be voted as instructed on the Proxy. If no instructions are given, such shares will be voted for the election of the five persons nominated below.

                                     VOTING

     Holders of record (the "Shareholders") of the Common Stock on March 20, 1998 are entitled to vote at the Annual Meeting or any adjournments thereof. As of that date there were 133,122,242 shares of Common Stock outstanding and entitled to vote and a majority of the outstanding shares will constitute a quorum for the transaction of business at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the meeting, including the election of directors. Any Proxy may be revoked by a Shareholder prior to its exercise upon written notice to the Secretary of the Company, by submission of a duly executed Proxy bearing a later date or by the vote of a Shareholder cast in person at the meeting.

                             ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

     Four directors are to be elected at the Annual Meeting to terms expiring in 2001 and one director is to be elected to a term expiring in 1999. The Board has recommended as nominees for election as directors the first five persons named in the table below. All of the nominees are currently directors of the Company. The Board is divided into three classes. The terms of the nine remaining directors expire in 1999 and 2000. Unless otherwise specified in the accompanying Proxy, the shares voted pursuant thereto will be cast for the persons named below as nominees for election as directors. If, for any reason, any of the nominees named below should be unable to serve as a director, it is intended that such Proxy will be voted for the election, in his or her place, of a substituted nominee who would be recommended by management. Management, however, has no reason to believe that any nominee named below will be unable to serve as a director.

     The following table sets forth as to each nominee and as to each incumbent director whose term of office extends to 1999 and 2000 and who is, therefore, not a nominee for election as a director at this Annual Meeting: (i) his or her age; (ii) all positions and offices with the Company; (iii) principal occupation or employment during the past five years; (iv) other directorships of publicly held companies or investment companies; and (v) period of service as a director of the Company. Except as otherwise indicated, each person has had the same principal occupation or employment during the past five years.

                                                 POSITIONS WITH COMPANY,
                                                 PRINCIPAL OCCUPATION AND           HAS BEEN A      TERM
               NAME                 AGE            OTHER DIRECTORSHIPS            DIRECTOR SINCE   EXPIRES
               ----                 ---          ------------------------         --------------   -------
Nominee for Term Expiring in 1999
Claudine B. Malone................  61    President, Financial and Management          1992            *
                                          Consulting, Inc. Director, Dell
                                          Computer Corporation, Hannaford
                                          Brothers Co., Houghton Mifflin
                                          Company, Lafarge Corp., The Limited,
                                          Inc., Lowe's Companies, Inc.,
                                          Mallinckrodt Group, Inc., Science
                                          Applications International Corporation
                                          and Union Pacific Resources
                                          Corporation.
Nominees for Terms Expiring in 2001
Alan R. Batkin....................  53    Vice Chairman, Kissinger Associates,         1992            *
                                          Inc. (geopolitical strategic
                                          consulting firm). Director, PEC Israel
                                          Economic Corporation.
Morris W. Offit...................  61    Chief Executive Officer, Offitbank           1995            *
                                          (investment management). Director,
                                          Cantel Industries, Inc. and Mercantile
                                          Bankshares Corporation.
Carl Spielvogel...................  69    Chairman and Chief Executive Officer,        1992            *
                                          Carl Spielvogel Associates, Inc.
                                          (international investments) since
                                          1997. Prior thereto, Chairman of the
                                          Board and Chief Executive Officer,
                                          United Auto Group, Inc. (operator of
                                          multiple-franchise auto dealerships)
                                          from 1994 to 1997. Prior thereto,
                                          Chairman of the Board and Chairman of
                                          the Executive Committee, Backer
                                          Spielvogel Bates Worldwide, Inc.
                                          (advertising) during 1994. Prior
                                          thereto, Chairman and Chief Executive
                                          Officer, Backer Spielvogel Bates
                                          Worldwide, Inc. Director, Data
                                          Broadcasting Inc. and Culligan Water
                                          Systems, Inc.
Paul Wolfowitz....................  54    Dean, Paul H. Nitze School of Advanced       1995            *
                                          International Studies, The Johns
                                          Hopkins University, since 1994. Prior
                                          thereto, Distinguished Visiting
                                          Fellow, National Defense University
                                          and George F. Kennan Professor of
                                          National Security Strategy, National
                                          War College during 1993. Prior
                                          thereto, Undersecretary of Defense for
                                          Policy, U.S. Department of Defense.
                                          Prior thereto, U.S. Ambassador to the
                                          Republic of Indonesia. Director of
                                          eleven mutual funds of the Dreyfus
                                          Corporation.

---------------

* Nominee

                                                 POSITIONS WITH COMPANY,
                                                 PRINCIPAL OCCUPATION AND           HAS BEEN A      TERM
               NAME                 AGE            OTHER DIRECTORSHIPS            DIRECTOR SINCE   EXPIRES
               ----                 ---          ------------------------         --------------   -------
Directors Whose Terms Expire in 1999 and 2000
Harold P. Gordon..................  60    Vice Chairman since 1995. Prior              1988         2000
                                          thereto, Partner, Stikeman, Elliott
                                          (law firm). Director, Alliance
                                          Communications Corporation, Fonorola
                                          Inc. and G.T.C. Transcontinental
                                          Group, Ltd.
Alex Grass........................  70    Chairman of the Executive Committee,         1981         2000
                                          Rite Aid Corporation (drug store
                                          chain) since 1995. Prior thereto,
                                          Chairman of the Board and Chief
                                          Executive Officer, Rite Aid
                                          Corporation. Chairman of the Board,
                                          SuperRite Corporation.
Alan G. Hassenfeld................  49    Chairman of the Board, President and         1978         2000
                                          Chief Executive Officer.
Sylvia K. Hassenfeld..............  77    Former Chairman since 1996 and prior         1983         1999
                                          thereto Chairman of the Board,
                                          American Jewish Joint Distribution
                                          Committee, Inc. ("JDC") since 1993.
                                          Prior thereto, President of JDC.
Marie Josee Kravis................  48    Senior Fellow, Hudson Institute              1995         2000
                                          (public policy analysis) since 1994.
                                          Prior thereto, Executive Director,
                                          Hudson Institute of Canada. Visiting
                                          Fellow, Council on Foreign Relations.
                                          Director, Canadian Imperial Bank of
                                          Commerce, Ford Motor Company,
                                          Hollinger International, Inc., The
                                          Seagram Company Ltd. and Unimedia Inc.
Norma T. Pace.....................  76    President, Paper Analytics Associates        1984         1999
                                          (economic consulting) since 1995.
                                          Senior Economic Advisor, WEFA Group
                                          (economic consulting and planning).
                                          Director, Englehard Corp.
E. John Rosenwald, Jr.............  68    Vice Chairman, The Bear Stearns              1983         1999
                                          Companies, Inc. (investment bankers).
                                          Director, The Bear Stearns Companies,
                                          Inc. and HFS Inc.
Preston Robert Tisch..............  72    Co-Chairman and Co-Chief Executive           1988         2000
                                          Officer, Loews Corporation since 1994.
                                          Prior thereto, President and Co-Chief
                                          Executive Officer, Loews Corporation.
                                          Director, Bulova Watch Company, Inc.,
                                          CNA Financial Corporation, Loews
                                          Corporation and Rite Aid Corporation.
Alfred J. Verrecchia..............  55    Executive Vice President and                 1992         1999
                                          President -- Global Operations since
                                          1996. Prior thereto, Chief Operating
                                          Officer -- Domestic Toy Operations.
                                          Director, Old Stone Corp.

     Sylvia K. Hassenfeld is the mother of Alan G. Hassenfeld.

     Those directors who are also executive officers of the Company serve as officers and directors of the Company's various subsidiaries at the request and convenience of the Company.

     During 1997, the Board held eight meetings. Messrs. Offit and Spielvogel attended fewer than 75% of the aggregate number of meetings of the Board and the Committee on which they respectively served during 1997.

     The Executive Committee of the Board, which currently consists of Alan R. Batkin, Alan G. Hassenfeld, Norma T. Pace and E. John Rosenwald, Jr., met once in 1997. The Executive Committee is vested with all of the powers that are held by the Board, except that by law the Executive Committee may not exercise any power of the Board relating to amendment of the Articles of Incorporation or By-Laws of the Company, adoption of a plan of merger or consolidation, the sale, lease or exchange of all or substantially all the property or assets of the Company or the voluntary dissolution of the Company. The Executive Committee also performs such functions as are assigned to it by the Board from time to time.

     The Nominating and Governance Committee of the Board, which currently consists of Sylvia K. Hassenfeld, Henry Taub, Preston Robert Tisch and Paul Wolfowitz, did not meet in 1997. The Nominating and Governance Committee makes recommendations for possible additions to the Board and at the request of the Board is authorized to make recommendations regarding the governance of the Board and the Committees thereof. The Nominating and Governance Committee has neither the authority nor the procedures to consider nominees recommended by shareholders. The By-Laws provide that shareholders may nominate directors at an annual meeting by giving notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the one-year anniversary date of the immediately preceding annual meeting and providing specified information regarding the proposed nominee and each shareholder proposing such nomination.

     The Audit Committee of the Board, which currently consists of Alex Grass, Claudine B. Malone, Morris W. Offit and Norma T. Pace (Chair), held three meetings in 1997. The function of the Audit Committee is to recommend to the Board the accounting firm to serve as the Company's independent auditors and to review with such firm, and with the Company's internal auditors and officers, matters relating to corporate financial reporting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the respective audits performed by the Company's auditors and internal auditors.

     The Compensation and Stock Option Committee of the Board, which currently consists of Alan R. Batkin, Alex Grass, Marie Josee Kravis and Carl Spielvogel (Chair), held three meetings in 1997. The Compensation and Stock Option Committee has been delegated responsibility for all employee compensation and benefit plans (including the Senior Management Annual Performance Plan), is authorized to make grants and awards under the Company's employee stock option plans and administers the non-employee director compensation plans.

COMPENSATION OF DIRECTORS

     Members of the Board who are not otherwise employed by the Company ("Non-employee Directors") receive a retainer of $25,000 per year and a fee of $1,000 per Board or committee meeting attended, except that if two or more of such meetings are held on the same day, the fee for the first meeting is $1,000 and the fee for each additional meeting is $500. The Chair of the Audit Committee and the Chair of the Compensation and Stock Option Committee each receive an additional retainer of $3,500 per year. Action by written consent is not considered attendance at a meeting for purposes of fees to directors.

     Pursuant to the Deferred Compensation Plan for Non-employee Directors (the "Deferred Compensation Plan"), which is unfunded, Non-employee Directors must defer a minimum of 20% of the annual Board retainer fee into a stock unit account, the value of each unit initially being equal to the fair market value of one share of Common Stock as of the end of the quarter in which the compensation being deferred would otherwise be payable. Stock units increase or decrease in value based on the fair market value of the Common Stock. In addition, an amount equal to the dividends paid on an equivalent number of shares of Common Stock is credited to each Non-employee Director's stock unit account as of the end of the quarter in which the dividend was paid. Non-employee Directors may defer the remainder of their retainer and/or meeting fees into the stock unit account or an interest account, which bears interest at the five year Treasury rate. The Company makes a deemed matching contribution to the stock unit account equal to 10% of the amount deferred, with one-half of such Company contribution vesting on December 31 of the calendar year in which the deferred compensation otherwise would have been paid and one-half on the next December 31, provided the participant is a director on such vesting date. Unvested Company contributions will automatically vest on death, total disability or retirement by the director at or after age seventy-two. The Deferred Compensation

Plan provides that compensation deferred under the Deferred Compensation Plan, whether in the stock unit account or the interest account, will be paid out in cash after termination of service as a director. Directors may elect that compensation so deferred be paid out in a lump sum or in up to ten annual installments, commencing either in the quarter following, or in the January following, the quarter in which service as a director terminates.

     Under the Hasbro, Inc. Retirement Plan for Directors (the "Retirement Plan"), which is unfunded, each director (who is not otherwise eligible for benefits under the Company's Pension Plan) who has attained the age of sixty-five and completed five years of service on the Board is entitled to receive, beginning at age seventy-two, an annual benefit equal to the annual retainer payable to directors during the year in which the director retires (which does not include the fees paid to directors for attendance at meetings). If a director retires on or after the director's seventy-second birthday, the annual benefit will continue for the life of the director. If a director retires between the ages of sixty-five and seventy-two, the number of annual payments will not exceed the retired director's years of service. Upon a Change of Control, as defined in the Retirement Plan, directors and retired directors are entitled to lump-sum payments equal to the present value of their benefits under the Retirement Plan.

     Under the Stock Option Plan for Non-employee Directors, approved by shareholders on May 11, 1994, each Non-employee Director then in office received on May 11, 1994, each Non-employee Director who joined the Board after May 11, 1994 received upon becoming a Director, and any new Non-employee Director will receive upon becoming a Director, a one-time grant of a nontransferable ten year option to purchase 7,500 shares (as adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 21, 1997) of Common Stock at 110% of the fair market value per share of Common Stock on the date of grant. The options become exercisable at a rate of 20% per year commencing on the first anniversary of the date of grant, except that exercisability will be accelerated upon a participant ceasing to be a member of the Board because of permanent disability, death, retirement at or after age 72 or after a Change of Control, as defined in the Stock Option Plan for Non-employee Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's wholly owned subsidiary, Hasbro Canada Inc. ("Hasbro Canada"), leases its manufacturing and warehouse facilities from Central Toy Manufacturing Inc. ("CTM"), a real estate corporation which is 25% owned by the estate of Merrill Hassenfeld, a former Chief Executive Officer and director of the Company. Sylvia K. Hassenfeld, a director of the Company, is executrix and a beneficiary of the estate of Merrill Hassenfeld. Total rent paid by Hasbro Canada to CTM for the leases of manufacturing and warehouse facilities in 1997 was approximately $579,000 Canadian (approximately $418,000 U.S.). In management's opinion, these leases are on terms at least as favorable as would otherwise presently be obtainable. In March 1998, Hasbro Canada and CTM entered into a lease addendum extending the leases to January 31, 2001 at the current rent, with Hasbro Canada having options to renew for three additional three year terms at fair market rental. If the parties cannot agree, the fair market rental would be determined by appraisal. Hasbro Canada has a right of first refusal to purchase the premises unless it indicates its intention not to renew the leases. CTM, with the assistance of Hasbro Canada, is in the process of obtaining from a financial institution a new loan secured by a first mortgage on the premises in the amount of approximately $1,625,000 Canadian with a due date of February 1, 2001. The lease addendum provides that, until January 31, 2003, should such loan not be renewed, extended or replaced beyond February 1, 2001, Hasbro Canada would advance on behalf of the shareholders of CTM, other than the estate of Merrill Hassenfeld, the amount necessary to pay off 75% of the loan and 75% of all operating expenses until sale, lease or refinancing of the premises. CTM would be obligated to repay the advance no later than January 31, 2003, which would be secured by a first mortgage on the premises but would be nonrecourse individually to such shareholders. CTM agreed that all cash flow from the premises (including sale, lease and refinancing) will be used to pay the then existing loan and any Hasbro Canada advances. It is anticipated that the balance of the CTM loan at February 1, 2001 will be approximately $625,000 Canadian.

     Since the beginning of the 1997 fiscal year, the Company paid an aggregate amount of approximately $524,000 to Lindsay Associates for architectural services provided at arms-length in the ordinary course of business principally in connection with the redesign of the Company's headquarters. Lindsay Boutros-Ghali, an architect, is the principal of Lindsay Associates and the spouse of Adam Klein, an executive officer of the Company.

     Since the beginning of the 1997 fiscal year, the Company has paid an aggregate amount of approximately $184,000 to Heidrick & Struggles, an executive recruitment firm, pursuant to an agreement entered into at arms-length in the ordinary course of business. Mr. Thomas Rosenwald is a principal of Heidrick & Struggles and a brother of E. John Rosenwald, Jr., a director of the Company.

     The Bear Stearns Companies, Inc. provides investment banking and related services to the Company. E. John Rosenwald, Jr., a director of the Company, is a director and Vice Chairman of the Bear Stearns Companies, Inc.

     The vote of a majority of those shares present or represented by proxy at the Annual Meeting is required to elect directors. Accordingly, an abstention or broker non-vote will in effect constitute a vote against a nominee. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE FIVE NOMINEES NAMED ABOVE (PROPOSAL NO. 1).

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN
AMONG HASBRO, S&P 500 AND RUSSELL 1000 CONSUMER
DISCRETIONARY ECONOMIC SECTOR(1)

     The following graph tracks an assumed investment of $100 on the start dates indicated below in the Company's Common Stock, the S&P 500 Index and the Russell 1000 Consumer Discretionary Economic Sector, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.

                                                                  Russell 1000
                                                                    Consumer
        Measurement Period                                        Discretionary
      (Fiscal Year Covered)         Hasbro       S&P 500         Economic Sector
1992                                  100          100                 100
1993                                  111          109                 106
1994                                   89          111                 101
1995                                   97          152                 120
1996                                  120          192                 138
1997                                  146          237                 181

---------------
(1) While the information for Hasbro & the S&P 500 is as of the last trading day in Hasbro's fiscal year, the data for the Russell Sector is as of the last trading day in the calendar year.

                                 REPORT OF THE
                    COMPENSATION AND STOCK OPTION COMMITTEE
                           OF THE BOARD OF DIRECTORS

1997 COMPENSATION POLICIES WITH RESPECT TO EXECUTIVE OFFICERS

     The general goal of the Compensation and Stock Option Committee (the "Committee") with respect to the compensation of executive officers (including those named in the summary compensation table below) is that the Company provide competitive compensation and benefits that

     - attract and retain capable executives who are important to the success of the Company,
     - reward them for performance,
     - provide them with a strong incentive to increase shareholder value, and
     - accomplish the foregoing in as fair, understandable and cost-effective manner as possible.

     Executive compensation during 1997 consisted of salary, a management incentive bonus and stock options. In authorizing and approving compensation increases and awards for executive officers (other than the Chief Executive Officer), the Committee relies principally upon the recommendations of the Chief Executive Officer.

     Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held, the experience of the individual and the competitive marketplace for comparable executive talent. Subsequent yearly adjustments are made by reference to changes in duties and responsibilities, competitive market conditions and personal performance. In approving the increases to base salaries for 1997, the Committee generally targeted the Company's pay levels to correspond with approximately the 75th percentile of salaries paid by other consumer non-durable products companies surveyed in Management Compensation Services Project 777 Executive Compensation Study, whose participants partially overlap with the companies included in the Russell 1000 Consumer Discretionary Economic Sector (the "Russell Sector") set forth in the above graph. The Frank Russell Company does not publish compensation data for the companies included in the Russell Sector.

     Approximately 1,280 employees, including executive officers, were awarded annual management incentive bonuses with respect to fiscal 1997. During 1997, corporate and business unit bonus pools were established based on fixed formulae keyed to corporate and business unit performance. A certain fixed percentage of a designated base amount of corporate pre-tax profits with respect to certain corporate participants and differing fixed percentages of differing designated base amounts of business unit pre-tax profits with respect to all other participants plus a higher fixed percentage of pre-tax profits above the base amounts of pre-tax profits were put into a pool to fund individual bonus awards. The base amounts of pre-tax profits for the corporation and individual business units were enlarged by a fixed percentage from those designated in 1996 with the same lower fixed percentage of pre-tax profits applied to such higher base pre-tax profit amount and the higher fixed percentage applied only if such higher base pre-tax profit amount was exceeded. In addition, individual awards to certain corporate participants were conditioned on the Company's achieving a certain fixed percentage return on equity. Target bonuses for executive officers (other than the Chief Executive Officer) range from 30% to 45% of base salary. Maximum bonuses in excess of 100% of base salary require special Committee review and approval. The management incentive bonus for executive officers who are deemed to have corporate-wide responsibility (which include all the persons named in the summary compensation table below) was based 75% on corporate performance and 25% on individual performance (except for the Chief Executive Officer, see "1997 Compensation of the Chief Executive Officer" below). The management incentive bonus for those individuals deemed to have business unit responsibility was weighted 75% for business unit performance and 25% for individual performance. The 1997 management bonuses for executive officers were based in part on the applicable corporate and business unit performance and in part on the contribution of the individual.

     In 1997, stock options were granted to approximately 560 employees, including executive officers, pursuant to the Company's employee stock option plans. The Committee, which was composed solely of "Non-Employee Directors", as defined in accordance with Rule 16b-3 of the rules and regulations of the

Securities and Exchange Commission, granted individual options to executive officers in order to provide an incentive to motivate and retain those individuals who are important to the Company's future success. Stock options are designed to align the interests of executives with those of shareholders, since the executives can only benefit from the options if there is price appreciation in the Common Stock after the date of grant. All stock options granted in February 1997 were non-qualified, had an exercise price equal to the fair market value of the Common Stock on the date of grant and vest over three years. The options granted in September 1997 were granted to twelve senior executives, including all those named in the summary compensation table below, pursuant to the Company's long term incentive program established in 1993. Pursuant to the program, which is designed to supplement the Company's regular stock option program, non-qualified options are granted every other year to key executives at 110% of market value on date of grant, vesting over five years. Under the program, value is provided to the executive only if share appreciation exceeds the premium. The amount of stock options previously awarded and outstanding for each executive officer is reviewed by the Committee but is not considered a critical factor in determining the size of any executive stock options award in any year. Options granted were allocated on the basis of individual compensation level, responsibility and performance.

1997 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     As set forth in the accompanying tables, Mr. Hassenfeld's salary of $957,900 for 1997 represented no increase over his 1996 salary, his management incentive bonus with respect to 1997 was $718,425, which represented 75% of his 1997 salary, and in 1997 he was granted options to purchase 202,500 (as adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 21, 1997) shares of Common Stock, which represented approximately 6.8% of all options granted to employees during 1997. All compensation decisions regarding Mr. Hassenfeld were made by the Committee, which is also composed solely of outside directors in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, in all cases without the participation of Mr. Hassenfeld or other executive officers of the Company. In setting Mr. Hassenfeld's 1997 salary, the Committee took into account comparative data with respect to chief executive officer compensation provided to the Committee with a view towards setting Mr. Hassenfeld's compensation levels at approximately the 75th percentile of other consumer non-durable products companies surveyed. The Committee determined Mr. Hassenfeld's management bonus pursuant to the Company's Senior Management Annual Performance Plan (the "Annual Performance Plan") which was approved by shareholders in 1994. Mr. Hassenfeld is the only participant in the Annual Performance Plan. Under the Annual Performance Plan, the Committee designated a net earnings performance goal for the Company for 1997, which was based on the 1997 operating plan approved by the Board in February 1997. The target bonus for Mr. Hassenfeld under the Annual Performance Plan is 75% of salary, if 100% of the performance goal is achieved, with a maximum bonus of 150% of salary, if 130% or more of the performance goal is attained. No bonus is payable under the Annual Performance Plan unless at least 70% of the performance goal is attained. The targeted performance goal was achieved by the Company resulting in the bonus paid to Mr. Hassenfeld. The options granted to Mr. Hassenfeld in 1997 reflected individual compensation level, responsibility and performance.

     Alan R. Batkin, Alex Grass, Marie Josee Kravis and Carl Spielvogel (Chairman) as members of the Compensation and Stock Option Committee of the Board of Directors as of 1997 fiscal year end.

                             EXECUTIVE COMPENSATION

     The following table summarizes compensation paid by the Company for services rendered during 1997, 1996 and 1995 by the Chief Executive Officer of the Company and the four most highly compensated executives of the Company other than the Chief Executive Officer:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                      ANNUAL COMPENSATION            COMPENSATION
                                              ------------------------------------   ------------
                                                                         OTHER
                                                                       ANNUAL (b)                   ALL OTHER (d)
     NAME AND PRINCIPAL POSITION        YEAR  SALARY (a)   BONUS(a)   COMPENSATION    OPTIONS(c)    COMPENSATION
     ---------------------------        ----  ----------   --------   ------------   ------------   -------------

Alan G. Hassenfeld....................  1997   $957,900    $718,425     $36,834         202,500        $58,398
Chairman of the Board,                  1996    957,900     450,000      33,493          37,500         44,171
President and Chief Executive Officer   1995    927,577     220,000      35,295         150,000         43,448

Alfred J. Verrecchia..................  1997    633,450     350,000      14,034         142,500         34,665
Executive Vice President                1996    618,397     160,000      13,465          37,500         30,440
and President -- Global Operations      1995    597,400     130,000      11,974         105,000         30,347

George R. Ditomassi, Jr...............  1997    582,345     265,000      16,240         117,500          2,375
Executive Vice President                1996    560,577     145,000      15,545          37,500          2,375
and President -- Corporate
  Innovation(e)                         1995    540,192     165,000      16,945          97,500          2,310

Harold P. Gordon......................  1997    544,286     268,000      62,140         132,500         33,665
Vice Chairman                           1996    528,230     175,000      63,771          37,500          6,215
                                        1995    455,650     135,000      17,746         225,000          3,938

John T. O'Neill.......................  1997    476,525     250,000       8,248         132,500         26,807
Executive Vice President and            1996    462,840     175,000       8,599          37,500         25,357
Chief Financial Officer                 1995    436,450     150,000      10,176          75,000         21,786

---------------
(a) Includes amounts deferred by the individual pursuant to the Company's Retirement Savings Plan and Nonqualified Deferred Compensation Plan.

(b) Includes the following amounts which were included in 1997 taxable income for each named individual in connection with a program whereby a leased automobile, or an automobile allowance, is provided to the executive by the
    Company: $7,431 for Mr. Hassenfeld, $11,834 for Mr. Verrecchia, $11,040 for Mr. Ditomassi, $9,191 for Mr. Gordon and $7,398 for Mr. O'Neill. Also includes the following amounts paid by the Company and included in 1997 taxable income for each named individual in connection with a program whereby certain financial planning and tax preparation services are provided to the individual and paid for by the Company: $25,000 for Mr. Hassenfeld, $2,200 for Mr. Verrecchia, $5,200 for Mr. Ditomassi, $29,976 for Mr. Gordon, and $850 for Mr. O'Neill. Also includes $22,973 of moving expenses for Mr. Gordon. Does not include other personal benefits that do not in the aggregate exceed $50,000 in any year for any individual.

(c) All share amounts are adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 21, 1997.

(d) Includes, except for Mr. Ditomassi, the executive's pro-rata share of the Company's contribution to the profit-sharing account under the Company's Retirement Savings Plan (the "Retirement Savings Plan") which is in part contributed to the individual's account in the Retirement Savings Plan and, to the extent in excess of certain Internal Revenue Code of 1986, as amended (the "Code") maximums, deemed allocated to the individual's account in the Company's unfunded Supplemental Benefit Retirement Plan (the "Supplemental Plan"), which in 1997 amounted to $52,796 for Mr. Hassenfeld, $29,754 for Mr. Verrecchia, $26,985 for Mr. Gordon and $24,432 for Mr. O'Neill. Includes for each individual, the sum of $2,375, which represents the Company's 25% match of sums saved in 1997 by each named executive in his savings account under the Company's Retirement Savings Plan and Supplemental Plan. Also includes $3,227, $2,536 and $4,305 in premiums paid by the Company in 1997 for individual life insurance policies for Messrs. Hassenfeld, Verrecchia and Gordon, respectively.

(e) On January 31, 1998, George R. Ditomassi, Jr. resigned as an executive officer of the Company. See "Employment, Severance and Consulting Agreements and Related Transactions" below.

     The following table sets forth certain information regarding stock option grants in 1997 to the individuals named above. All amounts have been adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 21, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL
                                                                                   REALIZABLE VALUE AT
                          NUMBER OF    % OF TOTAL                                     ASSUMED ANNUAL
                          SECURITIES    OPTIONS                                       RATES OF STOCK
                          UNDERLYING   GRANTED TO                                   PRICE APPRECIATION
                           OPTIONS     EMPLOYEES    EXERCISE                        FOR OPTION TERM(a)
                           GRANTED     IN FISCAL    PRICE PER   EXPIRATION    ------------------------------
          NAME               (d)          YEAR        SHARE        DATE       0%         5%          10%
          ----            ----------   ----------   ---------   ----------    ---    ----------   ----------
Alan G. Hassenfeld......    52,500(b)               $28.0833     2/18/07       0     $  927,223   $2,349,769
                           150,000(c)     6.8%       29.7344     9/16/07       0      2,144,490    6,056,655
Alfred J. Verrecchia....    37,500(b)                28.0833     2/18/07       0        662,302    1,678,406
                           105,000(c)     4.8%       29.7344     9/16/07       0      1,501,143    4,239,658
George R. Ditomassi,
  Jr....................    37,500(b)                28.0833     2/18/07       0        662,302    1,678,406
                            80,000(c)     4.0%       29.7344     9/16/07       0      1,143,728    3,230,216
Harold P. Gordon........    37,500(b)                28.0833     2/18/07       0        662,302    1,678,406
                            95,000(c)     4.5%       29.7344     9/16/07       0      1,358,177    3,835,881
John T. O'Neill.........    37,500(b)                28.0833     2/18/07       0        662,302    1,678,406
                            95,000(c)     4.5%       29.7344     9/16/07       0      1,358,177    3,835,881

---------------
(a) Potential realizable value is based on an assumption that the price of the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the end of the ten year option term. These numbers are calculated based on the rules and regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(b) These options are non-qualified and were granted at fair market value on the date of grant. Thirty-three and one-third percent of each option becomes exercisable on the first anniversary of the date of grant and thirty-three and one-third percent becomes exercisable on each anniversary thereafter until fully exercisable. All options become fully vested in the event of death, disability or retirement at the optionee's normal retirement date and are exercisable for a period of one year thereafter. An optionee taking early retirement may, under certain circumstances, exercise all or a portion of the options unvested at his or her early retirement date and may exercise such options for three months or such longer period as the Committee may approve. Unless otherwise approved by the Committee in its discretion, upon termination of employment for any other reason, only options vested at the date of the termination may be exercised, and are exercisable for a period of three months following termination.

(c) These options were granted pursuant to the Company's long term incentive program and were granted at 110% of fair market value on the date of grant. See Report of the Compensation and Stock Option Committee of the Board of Directors above. Twenty percent of these options become exercisable on the first anniversary of the date of grant and twenty percent become exercisable on each anniversary thereafter until fully exercisable. Options become fully vested in the event of death, disability and retirement at the optionee's normal retirement date and are exercisable for three years thereafter. Unless otherwise approved by the Committee in its discretion, upon termination of employment for any other reason (including early retirement), an optionee may exercise only options vested at the date of termination for a period of six months following termination.

(d) Upon a Change of Control, as defined below, all options become immediately exercisable and, with certain exceptions, will be canceled in exchange for a cash payment in the amount of the difference between the highest price paid for a share of Common Stock in the transaction or series of transactions pursuant to which the Change of Control shall have occurred or, if higher, the highest reported sales price of a share of Common Stock during the sixty-day period immediately preceding the date of the Change of Control. Participants may exercise options and satisfy tax withholding liabilities by payments in cash or by delivery of Common Stock equal to the exercise price and the tax withholding liability. In addition, participants may instruct the Company to withhold shares issuable upon exercise in satisfaction of tax withholding liability.
                                     * * *

     The following table sets forth as to each of the named individuals: (a) the number of shares acquired upon exercise of options during fiscal 1997; (b) the value realized (market value on date of exercise less exercise price) upon the exercise of such options during fiscal 1997; (c) the number of exercisable and unexercisable options held on December 28, 1997, the last day of the 1997 fiscal year; and (d) the value of such options at December 28, 1997. The number of options set forth below correspond to the number of shares to which they relate and have been adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 21, 1997.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                 NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                      OPTIONS AT               IN-THE-MONEY OPTIONS
                                                                   DECEMBER 28, 1997           AT DECEMBER 28, 1997
                               SHARES ACQUIRED     VALUE      ---------------------------   ---------------------------
            NAME                 ON EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               ---------------   ----------   -----------   -------------   -----------   -------------
Alan G. Hassenfeld...........          --                --     586,625        353,500      $6,838,080     $1,368,333
Alfred J. Verrecchia.........          --                --     526,625        250,000       7,319,739        970,494
George R. Ditomassi, Jr......      60,450        $  983,374     320,000        220,500       2,830,690        915,398
Harold P. Gordon.............         900             6,713     146,100        255,500       1,268,698      1,174,874
John T. O'Neill..............      60,750         1,227,906     262,625        217,500       2,420,680        796,814

                                     * * *

     The following table shows the estimated annual benefits payable upon retirement in specified remuneration and years of service classifications under the Company's Pension Plan (the "Pension Plan") and under the Supplemental Plan:

                               PENSION PLAN TABLE

                           ESTIMATED ANNUAL RETIREMENT BENEFIT BY YEARS OF SERVICE CLASSIFICATION (2)
         AVERAGE           --------------------------------------------------------------------------
     COMPENSATION(1)          10           15           20           25           30          35(3)
     ---------------       ---------    ---------    ---------    ---------    ---------    ---------
  $  200,000.............  $ 33,333     $ 50,000     $ 66,667     $ 83,333     $100,000     $100,000
     400,000.............    66,667      100,000      133,333      166,667      200,000      200,000
     800,000.............   133,333      200,000      266,667      333,333      400,000      400,000
   1,200,000.............   200,000      300,000      400,000      500,000      600,000      600,000
   1,600,000.............   266,666      400,000      533,333      666,667      800,000      800,000

---------------

(1) Covered compensation under the Pension Plan and the Supplemental Plan includes total salaries and bonuses (as set forth in the Summary Compensation Table) for the five highest consecutive years during the ten years preceding retirement ("Average Compensation").

(2) Estimated retirement benefit amounts shown are prior to reduction by an Internal Revenue Service designated amount keyed to a participant's latest three-year average Social Security entitlement. Amounts shown are computed on the single straight-life annuity option. Early retirement, which is permitted up to 10 years prior to the normal retirement date, and other payment options will reduce the annual benefit amount shown. Payments from the Supplemental Plan, which is unfunded, are not subject to provisions of the Code that limit benefits under the Pension Plan. As set forth in the above table and subject to the foregoing, the retirement benefit after thirty years of credited service is generally 50% of Average Compensation, except for certain individuals (which include Mr. Ditomassi) who had substantial credited service with Milton Bradley Company prior to its acquisition by the Company, as to which the retirement benefit is 60% of Average Compensation.

(3) For purposes of determining benefits under the Pension Plan and the Supplemental Plan, credited years of service cannot exceed 30.

     The following table sets forth, as to the five named executive officers, their years of credited service under the Pension Plan and the Supplemental
Plan:

                                                                 CREDITED YEARS
                                                                 OF SERVICE (a)
                                                                 --------------
  Alan G. Hassenfeld.........................................          29
  Alfred J. Verrecchia.......................................          30
  George R. Ditomassi, Jr....................................          30
  Harold P. Gordon...........................................           3
  John T. O'Neill............................................          11

---------------
(a) The Pension Plan was amended, effective January 1, 1997, to delete a provision which reduced by five years the number of years of credited service of certain classes of Company employees employed prior to 1986. As a result, credited years of service for all named individuals reflect actual years of service, subject to the 30 year maximum.

EMPLOYMENT, SEVERANCE AND CONSULTING AGREEMENTS AND RELATED TRANSACTIONS

     The agreements summarized below (or the form thereof) have been filed with the Securities and Exchange Commission as exhibits to the Company's periodic filings and such summaries do not purport to be complete and are qualified in their entirety by reference to such agreements.

     Nine executive officers, including the five above-named individuals (other than Mr. Ditomassi), are parties to employment agreements (the "Agreements") with the Company. The Agreements come into effect only upon a "Change of Control," as defined, and continue for three years after such date (the "Employment Period"). If, during the Employment Period, an executive's employment with the Company is involuntarily terminated other than for "Cause," the executive is entitled to three times the executive's average annual base salary and bonus for the five years preceding the Change of Control, plus an amount equal to the shortfall between the actuarial benefit payable to the executive under the Company's retirement plans as a result of the early termination and the amount the executive would have received if the executive had continued in the employ of the Company for the remainder of the Employment Period. The executive and the executive's family would also be entitled to the continuation of medical, welfare, life insurance, disability and other benefits for at least the remainder of the Employment Period. If the executive is subject to the payment of excise tax under Section 280G of the Code, the Company will pay such executive an additional amount so as to place the executive in the same after-tax position such executive would have been in had such excise tax not applied. In addition, the Agreements permit an executive to terminate the executive's employment for "Good Reason" at any time or for any reason during a 30-day period immediately following the first anniversary of the Change of Control and receive the above-described severance benefits. "Good Reason" includes diminution of the executive's responsibilities or compensation, relocation or purported termination otherwise than as expressly permitted by the Agreements. Under certain circumstances, certain payments by the Company pursuant to the Agreements may not be deductible for federal income tax purposes. A "Change of Control" is defined (for purposes of the Agreements, the Retirement Plan and the Company's stock option plans) as the occurrence of certain events, including acquisition by a third party of 20% or more of the Company's outstanding voting securities, a change in the majority of the Board or approval by shareholders of a reorganization, merger, consolidation, liquidation or dissolution of the Company subject, in each case, to certain exceptions. "Cause" is defined (for purposes of the Agreements and the Agreement described in the next succeeding paragraph) as demonstrably willful or deliberate violations of the executive's responsibilities which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company, which are unremedied after notice, or conviction of the executive of a felony involving moral turpitude.

     Mr. Gordon (the "Employee") has an additional employment agreement, dated as of January 1, 1996 (the "Agreement"). The Employee is eligible to participate in the Company's management incentive bonus arrangements (with a target bonus of 45% of base salary, a threshold of 10% and a maximum of 90%), as well as other benefit plans and programs available to senior executives and employees generally. The Company agrees to use its best efforts to cause Employee to be nominated for re-election as a Director upon expiration of his current or any future term and to recommend such re-election. If the Employee's employment terminates for any reason, he will be entitled to a life annuity payment from the Company equal to 3.33% of his "Final Average Pay" multiplied by the number of full years employed, payable at age 65, less any amounts payable under the Company's Pension Plan, Supplemental Plan or U.S. Social Security. In addition, the Company will maintain a key executive life insurance policy in an amount sufficient to pay a life annuity benefit commencing at age 65 (or termination of employment, if later) of $225,000 per year. If the Employee is terminated by the Company (other than for "Cause") prior to February 1, 2000, he would be entitled to an annual life insurance annuity benefit of $160,714 and may acquire additional years of vested benefits at a cost of $216,480 per year. If he dies before the commencement of the life insurance annuity payments, his beneficiary would receive a lump sum death benefit of $1,500,000 and none of the other life insurance annuity payments would be payable. If he dies after the life insurance annuity payments begin but before the receipt of 240 months of payments, the balance of said 240 months of payments will be made to his beneficiary. If the insurance policy value is insufficient to make the foregoing payments, the Company will make these payments from its general assets. If the Employee is terminated (other than for "Cause") prior to April 30, 1998, he would receive two years and nine months of base salary as severance pay, with the length of the severance pay reduced by three months for every additional three months of service thereafter until January 31, 2000. In the event of a Change of Control (as defined above), the Employee would be entitled to receive the greater of the severance benefits set forth in the immediately preceding sentence and the amounts payable under the Agreement described in the immediately preceding paragraph (the "Change of Control Agreement"). The Agreement also amended the Employee's Change of Control Agreement to make certain clarifying and conforming changes. The Company agreed to provide short-term financing during the Employee's transition to the Company at the Company's cost of borrowing in connection with Employee's Canadian tax obligations or planning opportunities, to pay for the issuance of any letter of credit that may be required by Canadian tax authorities for exit purposes and generally to use its best efforts to provide the necessary financial and legal assistance to eliminate negative effects on the Employee due to differences in the Canadian and U.S. tax systems. The Employee is entitled to relocation benefits under existing policies except that such benefits are provided for both of Employee's Canadian residences. Further, if Employee purchases a primary residence in the United States and is terminated (other than for "Cause") within the first seven years of employment, the Company will provide relocation assistance for such residence including a guarantee of the original purchase price thereof plus the fair market value of any capital improvements. In addition, the Employee shall receive such additional relocation benefits as may be agreed between the chief executive officer and the Employee. The Employee may terminate his employment and collect benefits under the Agreement within one year after any diminution of his responsibilities, removal from or failure to be re-elected to the Board, relocation or any breach by the Company of any of its obligations described above or any other material breach of the Agreement by the Company. "Final Average Pay" is defined in the Agreement as one-fifth of total salaries and bonuses received by the Employee in the five highest consecutive years of employment or if Employee was employed for less than five years, the annualized average of salaries and bonuses.

     On January 31, 1998, George R. Ditomassi resigned as an executive officer of the Company, terminated his employment with the Company and entered into a consulting agreement with the Company.

     On January 30, 1998, the Company and George R. Ditomassi, Jr., entered into certain letter agreements, pursuant to which the Company agreed to pay Mr. Ditomassi severance pay of $41,979 per month through December 31, 1999 (the "Severance Period"), to continue his participation during the Severance Period in the executive automobile, tax preparation, basic life, medical and dental insurance programs, to pay the premiums for $800,000 in supplemental term life insurance during the Severance Period and to permit his outstanding options to continue to vest during the Severance Period and to become fully vested and exercisable at the end of the Severance Period. The Company and Mr. Ditomassi exchanged certain releases and the Company agreed to pay for his legal expenses incurred in drafting the letter agreements and related documents. The Company also agreed that if the rights of indemnity of officers or directors of the Company are enhanced thereafter, he would be entitled to such enhanced rights as they relate to action taken while an officer, director or employee of the Company. If Mr. Ditomassi begins full time regular non-temporary employment with a third party during the Severance Period, his right to severance pay would end, and to the extent that other benefits being continued are provided by such new employer, those benefits would also cease. Mr. Ditomassi agreed not to compete with or interfere in any relationship of the Company for a period beginning on January 31, 1998 and ending one year from the date severance benefits cease.

     On January 31, 1998, the Company and Mr. Ditomassi entered into a consulting agreement (the "Consulting Agreement") with a term ending on October 31, 1999 (although Mr. Ditomassi has the right to terminate the Consulting Agreement at any time after June 30, 1998), pursuant to which Mr. Ditomassi will work on and/or provide advice with respect to certain matters as well as additional matters reasonably requested by the Chairman or the Company from time to time. As basic compensation for consulting services, the Company agreed to pay Mr. Ditomassi $5,000 per month plus minimum lump sum payments of $150,000 in March of 1999 and $125,000 in March of 2000 (or a pro rata portion thereof if the Consulting Agreement is terminated prior to such payments), subject to increase at the discretion of the Chairman of the Company. Mr. Ditomassi agreed not to compete with, or interfere with any relationship of, the Company for a period beginning on January 31, 1998 and ending one year following the term of the Consulting Agreement.

     Since the beginning of the 1997 fiscal year, the Company has paid an aggregate of approximately $147,000 of legal expenses on behalf of Mr. Ditomassi pursuant to the Company's bylaws and the indemnification provisions of the Rhode Island Business Corporation Act. In 1997, Mr. Ditomassi reimbursed the Company in the aggregate amount of approximately $48,000 with respect to certain goods and services received in previous years.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information, as of March 20, 1998 (except as noted), with respect to the ownership of the Common Stock (the only class of outstanding voting securities of the Company) by certain persons known by the Company to be the beneficial owners of more than 5% of such stock:

                                                       AMOUNT AND NATURE
                  NAME AND ADDRESS                       OF BENEFICIAL      PERCENT
                  BENEFICIAL OWNER                       OWNERSHIP(1)       OF CLASS
                  ----------------                     -----------------    --------
Alan G. Hassenfeld...................................     12,245,733(2)        9.2
     1027 Newport Avenue
     Pawtucket, RI 02862
The Capital Group Companies, Inc.....................     10,689,000(3)        8.0
     333 South Hope Street
     Los Angeles, CA 90071
Loomis, Sayles & Company, L.P........................      7,050,285(4)        5.3
     One Financial Center
     Boston, MA 02111
Institutional Capital Corporation....................      6,960,539(5)        5.2
     225 West Wacker Drive
     Chicago, IL 60606

---------------
(1) Based upon information furnished by each shareholder or contained in filings made with the Securities and Exchange Commission.

(2) Includes 5,927,281 shares held as sole trustee for the benefit of his mother, 552,898 shares held as sole trustee of a trust for Mr. Hassenfeld's benefit and currently exercisable options to purchase 618,500 shares. Mr. Hassenfeld has sole voting and investment authority with respect to all shares except those described in the following sentence, as to which he shares voting and investment authority. Also includes 695,300 shares owned by The Hassenfeld Foundation, of which Mr. Hassenfeld is an officer and director, as to which shares Mr. Hassenfeld disclaims beneficial ownership, 512,747 shares held as one of the trustees of a charitable lead trust for the benefit of The Hassenfeld Foundation and 102,811 shares held as one of the trustees of a trust for the benefit of his mother and her grandchildren.

(3) Certain investment management subsidiaries of The Capital Group Companies, Inc. have sole dispositive power over 10,689,000 shares of Common Stock and sole voting power over 6,070,000 of such shares. The foregoing information is as at December 31, 1997.

(4) Loomis, Sayles & Company, L.P., an investment advisor, shares dispositive power with respect to all 7,050,285 shares of Common Stock, has sole voting power over 3,423,725 of such shares and shared voting power as to 2,800 of such shares. The foregoing information is at December 31, 1997.

(5) Institutional Capital Corporation, an investment advisor ("ICAP") has, and Robert H. Lyon, as President and majority shareholder of ICAP, may be deemed to have, sole dispositive power over 6,960,539 shares of Common Stock and sole voting power over 6,520,564 of such shares. The foregoing information is as at December 31, 1997.

     SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of March 20, 1998, with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by each director of the Company, each named executive officer and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

                                                                            PERCENT
                                                                COMMON        OF
          NAME OF DIRECTOR OR EXECUTIVE OFFICER(1)              STOCK        CLASS
          ----------------------------------------            ----------    -------
Alan R. Batkin(2)...........................................      13,975      *
Harold P. Gordon(3).........................................     211,358      *
Alex Grass(4)...............................................      29,597      *
Alan G. Hassenfeld(5).......................................  12,245,733      9.2
Sylvia K. Hassenfeld(6).....................................     759,555      *
Marie Josee Kravis(7).......................................       3,928      *
Claudine B. Malone(8).......................................       7,261      *
Morris W. Offit(9)..........................................       5,091      *
John T. O'Neill(10).........................................     287,500      *
Norma T. Pace(11)...........................................      11,163      *
E. John Rosenwald, Jr.(12)..................................     148,343      *
Carl Spielvogel(13).........................................      36,794      *
Henry Taub(14)..............................................      16,542      *
Preston Robert Tisch(15)....................................       9,211      *
Alfred J. Verrecchia(16)....................................     676,363      *
Paul Wolfowitz(17)..........................................       8,380      *
All Directors and Executive Officers as a Group (includes 26
  persons)(18)..............................................  14,550,021     10.7

---------------
  *  Less than one percent.

 (1) Information in this table is based upon information furnished by each director and executive officer. All amounts have been adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 21, 1997.

 (2) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 6,000 shares as well as 6,850 shares deemed to be held in Mr. Batkin's stock unit account under the Deferred Compensation Plan.

 (3) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's stock option plans to purchase an aggregate of 197,600 shares as well as 2,248 shares deemed to be held in Mr. Gordon's stock unit account under the Deferred Compensation Plan. Excludes fractional shares held in the Company's Dividend Reinvestment and Cash Stock Purchase Program.

 (4) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 6,000 shares as well as 6,481 shares deemed to be held in Mr. Grass' stock unit account under the Deferred Compensation Plan. Does not include 11,250 shares owned by the spouse of Mr. Grass, as to which Mr. Grass disclaims beneficial ownership.

 (5) See note (2) to the immediately preceding table.

 (6) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 6,000 shares, 695,300 shares owned by The Hassenfeld Foundation, of which Mrs. Hassenfeld is an officer and director, and as to the shares of which she disclaims beneficial ownership, and 961 shares deemed to be held in Mrs. Hassenfeld's stock unit account under the Deferred Compensation Plan. Does not include the shares of Common Stock held in trust for Mrs. Hassenfeld's benefit referred to in note (2) to the immediately preceding table.

 (7) Represents currently exercisable options granted under the Company's Stock Option Plan for Non-employee Directors to purchase 3,000 shares as well as 928 shares deemed to be held in Mrs. Kravis' stock unit account under the Deferred Compensation Plan.

 (8) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 6,000 shares as well as 961 shares deemed to be held in Ms. Malone's stock unit account under the Deferred Compensation Plan.

 (9) Represents options currently exercisable and exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 4,500 shares as well as 591 shares deemed to be held in Mr. Offit's stock unit account under the Deferred Compensation Plan.

(10) Includes currently exercisable options granted under the Company's employee stock option plans to purchase an aggregate of 262,500 shares.

(11) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 6,000 shares as well as 4,128 shares deemed to be held in Mrs. Pace's stock unit account under the Deferred Compensation Plan.

(12) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 6,000 shares as well as 7,343 shares deemed to be held in Mr. Rosenwald's stock unit account under the Deferred Compensation Plan. Does not include shares held by The Bear Stearns Companies Inc. in an investment account. Mr. Rosenwald is Vice Chairman of The Bear Stearns Companies Inc.

(13) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 6,000 shares as well as 3,004 shares deemed to be held in Mr. Spielvogel's stock unit account under the Deferred Compensation Plan.

(14) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 6,000 shares as well as 6,042 shares deemed to be held in Mr. Taub's stock unit account under the Deferred Compensation Plan.

(15) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 6,000 shares as well as 961 shares deemed to be held in Mr. Tisch's stock unit account under the Deferred Compensation Plan.

(16) Includes currently exercisable options granted under the Company's employee stock option plans to purchase an aggregate of 560,250 shares. Does not include 101,250 shares owned by Mr. Verrecchia's spouse, as to which Mr. Verrecchia disclaims beneficial ownership.

(17) Represents options currently exercisable and exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 4,500 shares as well as 3,880 shares deemed to be held in Mr. Wolfowitz's stock unit account under the Deferred Compensation Plan.

(18) Of these shares, all directors and executive officers as a group have sole voting and dispositive power with respect to 13,126,663 shares and have shared voting and/or investment power with respect to 1,423,358 shares. Includes 2,324,634 shares purchasable by directors and executive officers upon exercise of currently exercisable options, or options exercisable within sixty days hereof, granted under the Company's stock option plans and 44,378 shares deemed to be held in stock unit accounts under the Deferred Compensation Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent shareholders are required by regulation promulgated by the Securities and Exchange Commission to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the last fiscal year ended December 29, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board, upon recommendation of the Audit Committee of the Board, has selected KPMG Peat Marwick LLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 27, 1998. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

                                 OTHER BUSINESS

     Management knows of no other matters that may be presented to the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment thereof, it is intended that Proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                      PROPOSALS BY HOLDERS OF COMMON STOCK

     Any proposal which a shareholder of the Company wishes to have considered for inclusion in the proxy statement and proxy relating to the Company's 1999 Annual Meeting must be received by the Company at its executive offices no later than December 2, 1998. The address of the Company's executive offices is 1027 Newport Avenue, Pawtucket, Rhode Island 02862.

                              FINANCIAL STATEMENTS

     A copy of the Annual Report of the Company for the fiscal year ended December 28, 1997 accompanies this Proxy Statement.

                              COST OF SOLICITATION

     The cost of soliciting Proxies in the accompanying form has been or will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will reimburse them for any reasonable expenses incurred in connection therewith.

     It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to mark, sign and date the enclosed Proxy and return it in the pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors

                                          Phillip H. Waldoks
                                          Secretary

Dated: April 3, 1998
       Pawtucket, Rhode Island

                                                                SKU # 0537 PS 98

                                  DETACH HERE

                                     PROXY

                                  HASBRO, INC.

                  Annual Meeting of Shareholders--May 13, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of Hasbro, Inc. (the "Company") and hereby appoints ALAN G. HASSENFELD and HAROLD P. GORDON and each of them, with full power of substitution to each of them, as attorneys and proxies to appear and vote all of the shares of Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company, to be held on May 13, 1998 at 10:00 A.M. at the 200 Fifth Avenue Club, 200 Fifth Avenue, New York, New York, and at any adjournments thereof.

        UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND IN SUPPORT OF MANAGEMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

          PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND PROMPTLY MAIL
                             IN ENCLOSED ENVELOPE.

SEE REVERSE                                                        SEE REVERSE
   SIDE                                                               SIDE

                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                              PAWTUCKET, RI 02862


Dear Fellow Shareholder:

     You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Hasbro, Inc. to be held at 10:00 a.m. on Wednesday, May 13, 1998, at the 200 Fifth Avenue Club, 200 Fifth Avenue, New York, New York. The accompanying Notice of Annual Meeting and Proxy Statement contain detailed information as to the formal business to be transacted at the meeting.

      Your vote matters. Whether or not you plan to attend the 1998 Annual Meeting, it is important that your shares be voted. Accordingly, please complete, sign and date the proxy card attached below and return it in the enclosed postage-paid envelope. You may, of course, attend the 1998 Annual Meeting and vote in person, even if you have previously returned your proxy card. I am looking forward to seeing you there.



                                        Sincerely,

                                        Alan G. Hassenfeld
                                        Chairman of the Board
                                        and Chief Executive Officer


                             YOUR VOTE IS IMPORTANT
             PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD







                                                            DETACH HERE

    Please mark
[X] votes as in
    this example.

    The Board of Directors recommends a vote "FOR" Proposal 1.

    1. Election of Directors                                                2. To transact such other business as may properly
       For Terms Expiring in 2001: Alan R. Batkin, Morris W.                    come before the Annual Meeting and any
       Offit, Carl Spielvogel, Paul Wolfowitz                                   adjournment or postponement thereof.

       For Term Expiring in 1999: Claudine B. Malone

                  FOR          WITHHELD
                 _____           _____
                 [___]           [___]

    _____
    [___] _______________________________________
           For all nominees except as noted above


                                                                                                                           _____
                                                                            MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [___]



                                                                            Sign exactly as name(s) appear(s) hereon. When signing
                                                                            in a representative capacity, please give full title as
                                                                            such, if more than one name is shown, including the
                                                                            case of joint tenants, each person should sign.








Signature:______________________________ Date:_________________ Signature:________________________________ Date:______________

